Exhibit 10.2

                              Forbearance Agreement



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                                                                    EXHIBIT 10.2


                       BRAMPTON COMMERCIAL BANKING CENTER

NATIONAL
BANK
OF CANADA



October 19, 2001


Blue Giant Equipment Corporation
Attention: Mr. William Schwartz
85 Heart Lake Road South
Brampton, Ontario L6W 3K2

-and-

TBM Holdings Inc.
Attention: Mr. William Schwartz
136 Main Street
Westport, CT 06880 U.S.A.

Dear Sirs:

RE:   BLUE GIANT EQUIPMENT  CORPORATION (THE "BORROWER") CREDIT FACULTIES FROM
      NATIONAL    BANK OF CANADA (THE "BANK"), GUARANTEED BY TBM HOLDINGS INC.
      (THE "GUARANTOR")
     ---------------------------------------------------------------------------

The Borrower, the Guarantor and the Bank entered into an Offer to Finance dated October 26, 2000 (the "Offer"), as amended by a Revised Offer to Finance dated March 23, 2001 (the "Second Revised Offer") to provide certain credit facilities from the Bank to the Borrower on the terms and conditions set out therein.

Each of the Borrower and the Guarantor has executed and delivered certain security, guarantees and other documentation to the Bank pursuant to the Offer and the Second Revised Offer, including without limitation, promissory notes, a general security agreement, a general assignment of book debts, Bank Act security and a Charge/Mortgage of Land against 85 Heart Lake Road South, Brampton from the Borrower, a Guarantee and a Subordination and Postponement Agreement from the Guarantor and a Non-Merger Acknowledgment from the Borrower and the Guarantor (collectively, the "Existing Security").

As of June 30, 2001, the Borrower has been in default at its financial covenants under the Offer, as amended by the Second Revised Offer and the Existing Security, and, in particular, the Senior Debt to EBITDA Ratio and Debt Service Coverage covenants as defined therein. The Bank has notified the Borrower of such breach and the Borrower has failed to remedy same.

The Bank has the right to declare all of the debts, liabilities and obligations owing under the Offer immediately due and payable and has the right to demand payment of same and/or enforce any or all of the Existing Security.


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The Borrower has requested the Bank's forbearance of its rights and remedies and the Borrower and the Guarantor have agreed to perform or fulfill, all of the covenants, agreements, undertakings and conditions contained in this letter in consideration of the Bank agreeing to the forbearance terms set out in this letter.


In recognition of that agreement, the Bank is prepared to:


            a. forego instituting legal proceedings against either the Borrower or the Guarantor at this time; and


            b.    continue the Bank's financial support of the Borrower,


all on the following terms and conditions:


1. Each of the Borrower and the Guarantor will immediately execute and deliver to the Bank the Revised Offer to Finance dated September 26, 2001 (the "Third Revised Offer") and take all necessary steps to comply with the terms and conditions of the Third Revised Offer to the extent of the covenants contained therein and to provide any additional security, guarantees, or other documentation required thereunder (the "Additional Security");

2. Notwithstanding the execution and delivery of the Third Revised Offer, the Offer and the Second Revised Offer, as amended by the Third Revised Offer shall continue to be valid, binding and enforceable and shall not merge as a result thereof.

3. Notwithstanding the reference in the Third Revised Offer to the Revised Offer to Finance dated February 19, 2001, said Revised Offer to Finance dated February 19, 2001 is null and void and of no force or effect;

4. Each of the Borrower and the Guarantor acknowledges and agrees that the Existing Security is in full force and effect and is valid and enforceable against each of the Borrower and the Guarantor, that the Borrower is in default and that the Bank is entitled to exercise all of its rights and remedies;

5. The Borrower shall pay to the Bank, within 10 business days after demand by the Bank, all of the Bank's legal fees and disbursements which have been incurred to date and which may be incurred after the date of this letter with respect to all of the Bank's dealings with the Borrower and the Guarantor, including the preparation of this letter and the enforcement of security held by the Bank. In the event that such fees and disbursements are not paid when due, the Bank shall have the right, but not the obligation, to debit the Borrower's account in the amount of such fees and disbursements;

6. This agreement is without prejudice to the Bank's rights under the Existing Security. The Bank shall be entitled to enforce any and all of the Existing Security and/or the Additional Security in the event of any default by the Borrower or the Guarantor in their respective obligations as set out herein or in the Existing Security or the Additional Security;

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7.      No delay on the part of the Bank in exercising any remedy or right given it hereunder shall operate as a waiver thereof, either hereunder or under the Existing or Additional Security, nor shall any single or partial exercise of any such remedy or right preclude any other or further exercise thereof, including with respect to any other subsequent or similar defaults, all at such times and in such order and in such manner as the Bank in its sole and absolute discretion deems appropriate;

8. In the event of any breach of any of the foregoing terms and conditions, all credit arrangements, including those set out in this letter, will immediately terminate and each of the Borrower and the Guarantor agrees and consents to the immediate enforcement by the Bank of the Existing Security and/or the Additional Security. Each of the Borrower and the Guarantor further acknowledges and agrees that the Bank may exercise any other remedy available to it under its security or at law;

9. Each of the Borrower and the Guarantor acknowledges the opportunity being given to the Borrower and the Guarantor by the Bank by virtue of this letter, to bring the Borrower into compliance with the Bank's requirements pertaining to Borrower's credit. Each of the Borrower and the Guarantor agrees not to take any proceedings under the Bankruptcy and Insolvency Act (Canada), or any other legislation for the benefit of debtors, which proceedings would be inconsistent with the intent of this letter. Each of the Borrower and the Guarantor acknowledges that, in these circumstances, it would be inequitable and in bad faith for either or both of the Borrower and the Guarantor to file a notice of intention to make a proposal or otherwise obtain a stay of proceedings against the Bank, or take any other actions which would be inconsistent with the intent of this letter. Each of the Borrower and the Guarantor acknowledges that, in agreeing to the terms and conditions set out in this letter, the Bank is relying on this agreement not to take any such actions. If, however, either or both of the Borrower and the Guarantor takes any such actions contrary to the acknowledgements and agreements in this paragraph, each of the Borrower and the Guarantor acknowledges that the Bank may enter this letter in evidence in any proceedings taken by the Bank to lift any stay of proceedings against the Bank or in any other proceedings taken by the Bank against either of the Borrower or the Guarantor or in connection with the Borrower's indebtedness to the Bank; and

10. In the event that any provision of this letter is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall not affect the validity, legality or enforceability of any other provision of this letter and such invalid, illegal or unenforceable provision shall be deemed to be severed from this letter and this letter shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been included in this letter.

This letter agreement is open for acceptance by you until October 31, 2001 at 12:00 noon. Your acceptance shall be completed by signing below and returning it to this office by facsimile transmission. In the event your acceptance has not been so received, the terms of this letter shall be null

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and void and the Bank shall be entitled, without further notice to you, to take all actions available to it under the Offer and/or the Existing Security and at law.

Yours very truly,

NATIONAL BANK OF CANADA


Per: /s/ Jim Paterson                     Per: /s/ Steven Matheson
     ---------------------                     ---------------------------
         Jim Paterson                              Steven L. Matheson
         Account Manager                           Senior Manager


                                 ACKNOWLEDGMENTS
                                 ---------------


(1) We acknowledge receipt of a copy of this letter and confirm that we have read, understood and, in consideration of the Bank in its sole discretion continuing banking relations with us in accordance with the terms of this letter, we have agreed to the arrangements with the Bank as set out above. We acknowledge and agree that we have been provided with an opportunity to review this letter and to obtain legal counsel of our own choice with respect to the execution by us of this acknowledgment and agreement.

      DATED: October 26th, 2001


                                    BLUE GIANT EQUIPMENT CORPORATION

                                    Per: /s/ William Schwartz
                                        ---------------------------------
                                    Name:    William Schwartz
                                    Title:   Chief Executive Officer


                                    I have authority to bind the Corporation

(2) We, the Guarantor, acknowledge receipt of a copy of this letter and confirm that we have read, understood and, in conditions of the Bank in its sole discretion continuing banking relations with the Borrower in accordance with the terms of this letter, we have agreed to the arrangements with the Bank as set out above. We confirm that the security given by us in respect of the indebtedness of the Borrower to the Bank is in full force and effect and is valid

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      and enforceable against us. We acknowledge and agree that we have been provided with an opportunity to review this letter and to obtain legal counsel of our own choice with respect to the execution by us of this acknowledgment and agreement.

      DATED:  October 26th, 2001


                                       TBM HOLDINGS INC.


                                       Per:/s/ William Schwartz
                                           ------------------------------------
                                       Name:   William Schwartz
                                       Title:  President
                                       I have authority to bind the Corporation

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